Acquisition of Putnam Balanced Fund and Putnam Balanced
Retirement Fund


On September 23, 2002, the fund issued the following shares to acquire the net assets of Putnam Balanced Fund and Putnam
Balanced Retirement Fund in a tax-free exchange approved by the shareholders.

						Shares Issued		Shares
Exchanged
Putnam Balanced Fund
	Class A			     5,510,707		     9,462,721
	Class B			     1,154,490		     1,970,031
	Class C			     206,343		     353,307
	Class M			     49,611		           84,332
	Class Y			     1,599,557		     2,752,898

Putnam Balanced Retirement Fund
	Class A				36,618,830		55,745,386
	Class B				14,223,453		21,678,937
	Class C				1,118,461		1,705,371
	Class M			     1,163,340		1,766,568
	Class Y				295,174		450,232

The net assets of the fund, Putnam Balanced Fund and Putnam
Balanced Retirement Fund on September 20, 2002, valuation date, were $4,894,295,298, $121,187,782 and $758,557,493, respectively. On September 20, 2002, Putnam Balanced Fund had unrealized depreciation of $6,934,989 and Putnam
Balanced Retirement Fund had unrealized depreciation of $31,608,849, respectively. The aggregate net assets of the fund immediately following the acquisition were $5,774,040,573.